Q4 FY2024 Shareholder Letter

August 22, 2024

Dear Shareholders,

We ended the 2024 fiscal year with strong Q4 performance, meeting or exceeding our guidance on all key metrics and making continued progress on a number of our financial goals. With a stable financial foundation now in place, we can focus on innovation in a more strategic way, enhancing our Member experience and driving sustainable, profitable growth over the long term. In Q4 we continued to delight our Members, launching new and compelling content across our portfolio with a particular emphasis on Tread programming, as well as social tools designed to further build community on our platform.

We achieved modest Y/Y revenue growth in Q4 for the first time since Q2 FY22. Total revenue in the quarter was $644 million, up 0.2% Y/Y, and the subscription segment delivered $431 million of revenue, up 2.3% Y/Y. This recurring subscription revenue stream continues to deliver low churn with a strong gross margin of 68.2% in Q4, up 100 bps Y/Y.

We have improved our key profitability metrics. Our GAAP Net Loss for Q4 was $30 million, which was an improvement of $211 million Y/Y and $137 million Q/Q, and our Net Cash Provided By Operating Activities was $33 million, an increase of $88 million Y/Y and $21 million Q/Q.

We are especially proud of our outperformance across all of our Non-GAAP profitability metrics, which we believe are useful to investors for understanding and evaluating our operating results. We delivered positive Adjusted EBITDA* and Free Cash Flow* for the second consecutive quarter, something we haven’t accomplished since Q2 FY21. In Q4 we achieved $70 million of Adjusted EBITDA, up $105 million Y/Y and up $64 million Q/Q. We also achieved $26 million of Free Cash Flow, up $100 million Y/Y and tripling in comparison to last quarter. We’re making significant progress toward right sizing our cost structure and we’ll continue to optimize expenses.

Our improvement in profitability reflects our continued focus on aligning our costs with the size of our business. We made substantial progress toward achieving over $200 million run-rate cost savings from our restructuring plan announced in May, delivering approximately $15 million in cost savings in the quarter. This initiative remains on-track to achieve the savings we originally anticipated by the end of FY25. In addition to our restructuring plan, we have also begun to allocate media investment with greater efficiency. In Q4, Sales & Marketing expense decreased $26 million, or 19% Y/Y. We expect continued Y/Y reductions in Sales & Marketing spend throughout FY25.

In May we successfully concluded a refinancing of our balance sheet, accomplishing the goals of deleveraging and extending our maturities with more flexible terms at a reasonable cost of capital. We decreased debt by roughly $200 million and our average maturity has been extended to 2029. With our expectation of sustainable positive Free Cash Flow, we are exploring how to best deploy excess cash on our balance sheet as part of an overall capital allocation strategy.

Aside from our financial improvements, we are making headway on a number of other fronts. In Q4 we launched the Bike+ rental program in the UK and early results have outperformed our expectations. Globally, our bike rental offering continues to drive incremental subscribers, and we’re pleased to see a continued improvement in retention, with average net monthly paid subscription churn for rental down 110 bps Y/Y in Q4. As we’ve shared previously, the ability to use refurbished inventory is key to achieving sustainable unit economics for our original Bike rental offering. As our refurbished inventory levels have come down, we no longer have sufficient refurbished inventory to support the original Bike rental program, so we ceased offering it as of August 1. Since then, we have seen higher take rates for our other offerings catered to cost conscious customers, including Bike+ rental, refurbished original Bike sales, as well as financed new Bike sales. These alternative programs have stronger unit economics than original Bike rental, with more cash paid upfront and a stronger retention profile.

The secondary market continues to deliver a steady stream of paid connected fitness subscriber additions, up 16% Y/Y in Q4. We believe a meaningful share of these subscribers are incremental, and they exhibit lower net churn rates than rental subscribers.
(*) For a reconciliation all other non-GAAP financial measures to their most directly comparable GAAP financial measure, and rationale for why we rely on these measures, please see the reconciliation tables located below.

Although these secondary market sales are not from Peloton-owned channels or any of our third-party distribution partners, we want to ensure these new Members receive the same high-quality onboarding experience Peloton is known for. With that in mind, we're initiating a new, one-time $95 USD / $125 CAD used equipment activation fee in the US and Canada. For Peloton Bike and Bike+ purchasers, we offer a virtual custom fitting so Members can get the most out of their first ride. These subscribers also have access to a history summary on their pre-owned hardware. We’re also offering these new Members discounts on accessories such as bike shoes, bike mats and spare parts. We view the secondary market as an important channel and will continue to improve the member experience.

Growing our Tread business remains a top priority. Connected Fitness revenue from our treadmill portfolio grew 42% Y/Y in Q4 and we’re making product and content investments designed to enhance the walking and running experience on our products. Tread+ continues to deliver a best-in-class running experience driving Member enthusiasm, evidenced by it having a 76 NPS, the highest across all of our Connected Fitness products.

To support our Tread growth efforts, we launched Pace Targets in Q4, a new offering that enables instruction for personalized intensity levels rather than treadmill speed. We are already seeing positive response from repeat usage among performance runners on the platform. On Global Running Day in June we also launched our Half Marathon Training Program, followed by a new marketing campaign in July to help prospective Members better understand the complete value proposition of our Tread offering. In the first few weeks, we saw positive results in media efficiency for traffic to Tread product pages on our website as well as traffic to new pages designed to educate consumers on our treadmill offerings.

We’re also pleased with our continued progress on the turnaround of our Precor business, which is part of our Connected Fitness segment. Precor grew revenue more than 20% Y/Y driven in part by key product launches, including the FY24 launch of next generation cardio consoles and new strength products. Gross margin improved more than 22 percentage points Y/Y driven in part by the exit of manufacturing operations in North Carolina. Precor achieved these impressive revenue and gross margin increases while reducing operating expenses more than 40% Y/Y in Q4 following restructuring activities.

Finally, the search for Peloton’s next CEO is top of mind for all stakeholders. The process is well underway and we look forward to sharing more when we have an announcement.

QUARTERLY AND RECENT HIGHLIGHTS
Product Innovation
We recently launched Find Friends to enhance our platform’s community building potential beyond the leaderboard. New and prospective Members may now connect with their existing network. This and upcoming social features launching soon are designed to enhance the Member experience with organic, community-based motivation. We expect these social features to drive Member retention and organic acquisition over time.

Peloton for Business
Peloton for Business is focused on bringing Peloton to commercial settings, including gyms, to meet customers wherever they workout. In June we launched a pilot with the YMCA of Metropolitan Chicago focused on bringing Peloton to the gym in a holistic way. This includes more than 100 Bike+ and Rows across 15 locations in the metropolitan Chicago area and integrating the Peloton App's compelling content library with over 16 modalities into the YMCA membership. We plan to leverage this partnership to gather insights for potential future gym-focused initiatives.

Building on the success we've seen with content licensing, which has delivered incremental subscription revenue and subscription gross margin accretion, we announced a multi-year content licensing agreement with Google Fitbit last week to offer a wide portfolio of Peloton classes in the US, the UK, Canada and Australia. Fitbit will distribute best-in-class Peloton content to the highly engaged user base on Fitbit’s app. Peloton Members will also receive special offers on Google Pixel Watch and Fitbit Charge 6 devices.

Member Experience
Member satisfaction scores (MSAT) show that our investments in improving Member experience when they contact Peloton for customer support are driving significant improvements. We’ve steadily improved the average MSAT every month since December 2023, from 3.4 to 4.1, an increase of 22% over that time period.

FY 2024 Q4 Operating Metrics and Financial Summary

				% Change
User Metrics	Q4 FY23	Q3 FY24	Q4 FY24	Y/Y	Q/Q
Members (in millions)	6.5	6.6	6.4	(2)%	(2)%
Ending Paid Connected Fitness Subscriptions (in millions)	2.997	3.056	2.981	(1)%	(2)%
Average Net Monthly Paid Connected Fitness Subscription Churn	1.8%	1.2%	1.9%	10 bps	70 bps
Ending Paid App Subscriptions (in millions)	0.828	0.674	0.615	(26)%	(9)%
Average Monthly Paid App Subscription Churn (1)	—	9.2%	8.4%	—	(80) bps

Financial Results (dollars in millions)
Connected Fitness Products Revenue	$220.4	$279.9	$212.1	(4)%	(24)%
Subscription Revenue	421.7	437.8	431.4	2%	(1)%
Total Revenue	$642.1	$717.7	$643.6	0%	(10)%

Connected Fitness Products Gross Profit	$(82.6)	$11.6	$17.6	121%	51%
Connected Fitness Products Gross Margin	(37.5)%	4.2%	8.3%	4,580 bps	410 bps

Subscription Gross Profit	$283.6	$298.1	$294.4	4%	(1)%
Subscription Gross Margin	67.3%	68.1%	68.2%	100 bps	20 bps
Subscription Contribution Margin (2)	72.1%	72.3%	72.4%	30 bps	10 bps

Total Gross Profit	$201.1	$309.7	$312.0	55%	1%
Total Gross Margin	31.3%	43.1%	48.5%	1,720 bps	530 bps

Total Operating Expenses	$426.8	$455.9	$375.3	(12)%	(18)%

Net Loss	$(241.8)	$(167.3)	$(30.5)	87%	82%
Adjusted EBITDA (2)	$(34.7)	$5.8	$70.3	302%	1,106%

Net Cash (Used in) Provided by Operating Activities	$(55.4)	$11.6	$32.7	159%	181%
Free Cash Flow (2)	$(74.0)	$8.6	$26.0	135%	202%
____________________________________
(1) Average Monthly Paid App Subscription Churn is reported on a go-forward basis starting in Q1 FY24 as the metric includes App One and App+ subscriptions that were not available during fiscal year 2023.
(2) For a reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure, please refer to the reconciliation tables in the section titled “Non-GAAP Financial Measures.”

OPERATING METRICS
Paid Connected Fitness Subscriptions
We ended the quarter with 2.98 million Ending Paid Connected Fitness Subscriptions, reflecting a net decrease of 75 thousand in the quarter. Despite the decrease, this exceeded internal expectations as a result of higher gross additions in first party, third party retail and secondary market channels. Average Net Monthly Paid Connected Fitness Subscription churn was 1.9%, in-line with our seasonality expectations for a sequential increase in Q4.

Paid App Subscriptions
We ended the quarter with 615 thousand Ending Paid App Subscriptions, reflecting a net reduction of 59 thousand in the quarter. Average Monthly Paid App Subscription Churn was 8.4% in the quarter. We continue to invest in new content and features for the App, focused on enhancing our Strength content offering, personalization and social features. While we develop these enhancements, we are reducing the amount of media spend supporting growth in Paid App subscriptions to maximize media efficiency.

Q4 FINANCIAL RESULTS
Revenue
Total revenue was $643.6 million for the three months ended June 30, 2024, comprised of $212.1 million of Connected Fitness Products Revenue and $431.4 million of Subscription Revenue, outperforming our $618 million to $643 million implied guidance range.

Gross Profit and Margin
Total Gross profit was $312.0 million for the three months ended June 30, 2024, yielding a gross margin of 48.5% (versus our 48% implied guidance). Our Connected Fitness segment gross margin was 8.3%, slightly ahead of internal expectations. This included $10.7 million of write offs for excess and returned inventory.

Subscription segment gross margin of 68.2% was in-line with our expectations.

Operating Expenses
Total operating expenses, including restructuring and impairment expenses, were $375.3 million for the three months ended June 30, 2024 compared to $426.8 million for the three months ended June 30, 2023. Sales and marketing expense decreased $25.5 million versus the year ago period, reflecting lower spending on advertising and marketing programs. Research and development expense decreased $2.8 million versus the year ago period, primarily driven by reductions in business operations and product development and research costs. General and administrative expense increased by $23.3 million versus the year ago period, driven by an increase in stock-based compensation, primarily related to expense recognized in connection with the CEO transition, partially offset by lower depreciation and amortization expense.

This quarter we recognized $7.8 million of impairment and restructuring expense, of which $8.2 million was non-cash. The non-cash charges were primarily driven by impairment losses related to Connected Fitness assets. The cash charges were primarily driven by a $3.5 million benefit to severance and other personnel costs due to reversals in severance accruals, which was partially offset by $3.1 million relating to exit and disposal costs and professional fees.

Net Cash Provided by Operating Activities, Free Cash Flow & Cash Balance
Net cash provided by operating activities was $32.7 million and Free Cash Flow was $26.0 million. We ended the quarter with $697.6 million in unrestricted cash and cash equivalents. We also have access to a $100.0 million revolving credit facility, which remains undrawn to date.

Q1 Outlook

Our Q1 Paid Connected Fitness Subscription guidance reflects an expected Y/Y decline in hardware sales based on multiple factors. From a market perspective, Q1 is typically a seasonally low quarter for hardware sales and we also expect continued sales headwinds as a result of an uncertain macroeconomic environment. Additionally, as we continue focusing on sustainable, profitable growth, our sales outlook reflects our decisions to reduce sales and marketing spend Y/Y as we focus on improving media efficiency, to run fewer promotions within the quarter, and to no longer offer a rental option for our original Bike. We expect an Average Net Monthly Paid Connected Fitness Churn rate similar to Q4 FY24.

Our Q1 Paid App Subscription guidance reflects an expected sequential decline in gross additions due to seasonality, coupled with sequential improvement in Average Monthly Paid App Subscription Churn, due to stabilization in our Corporate Wellness Paid App subscriber base.

Our Q1 Revenue guidance reflects the hardware sales and subscription trends mentioned above. We expect a sequential increase in Q1 total gross margin as a result of a seasonal mix-shift toward our Subscription segment. We also expect a significant Y/Y improvement in Q1 Adjusted EBITDA mainly due to lower sales and marketing expense and continued progress toward achieving our cost reduction plan.

Q1 FY25 OUTLOOK

			Q1 FY25 Range		% Change (Midpoint)
User Metrics (in millions)	Q1 FY24	Q4 FY24	Low	High	Y/Y	Q/Q
Ending Paid Connected Fitness Subscriptions	2.96	2.98	2.88	2.89	(3)%	(3)%

Ending Paid App Subscriptions	0.76	0.62	0.56	0.57	(26)%	(8)%

Financial Results (dollars in millions)
Total Revenue	$595.5	$643.6	$560.0	$580.0	(4)%	(11)%

Total Gross Margin	47.9%	48.5%	50.0%	50.0%	208 bps	152 bps

Adjusted EBITDA	$9.1	$70.3	$50.0	$60.0	503%	(22)%

Full Year Outlook
Our full year FY25 guidance reflects the expectation that hardware sales will decline Y/Y, as well as an expectation that Average Net Monthly Paid Connected Fitness Churn will continue to increase modestly Y/Y and follow our historical seasonal pattern.

Our FY25 guidance range for Paid Connected Fitness Subscriptions reflects a broad range of potential outcomes. We will continue to refine our strategy over the course of the year, which may include potential changes in pricing, promotional strategies, and other levers we may pull to achieve our financial targets. Any changes in these areas may affect our gross additions for Paid Connected Fitness Subscriptions and Paid App Subscriptions.

Additionally, as we continue to improve our Member experience, we see opportunities to improve engagement, which could result in improvement to our Average Net Monthly Paid Churn rates for both Connected Fitness and App. While we are optimistic we can improve engagement through product and content innovation and evolving our marketing strategy, the timing of when we will start to see a meaningful benefit from these efforts is uncertain.

Our Guidance for Paid App Subscriptions reflects a Y/Y decline at the midpoint. We have made the decision to reduce our media spend supporting the App while we invest in innovating the product to improve the Member experience and lower churn.

Our Revenue outlook is tempered by uncertainty surrounding our ability to efficiently grow Paid Connected Fitness and Paid App subscribers, including an assumption that our investments in new initiatives will not deliver subscriber growth within the fiscal year, as well as an uncertain macroeconomic outlook.

Gross margin is expected to improve Y/Y as a result of Connected Fitness gross margin expansion as well as revenue mix shift toward our Subscription segment. Our Adjusted EBITDA guidance reflects a truly significant Y/Y improvement in profitability largely due to gross margin expansion, the operating cost savings we expect to achieve related to our previously announced cost restructuring plan, and lower Y/Y media spend. We also expect to deliver meaningful Free Cash Flow on a full year basis of at least $75 million.

FY25 OUTLOOK

		FY25 Range		% Change (Midpoint)
User Metrics (in millions)	FY24	Low	High	Y/Y
Ending Paid Connected Fitness Subscriptions	2.98	2.68	2.75	(9)%

Ending Paid App Subscriptions	0.62	0.57	0.62	(3)%

Financial Results (dollars in millions)
Total Revenue	$2,700.5	$2,400.0	$2,500.0	(9)%

Total Gross Margin	44.7%	49.0%	49.0%	432 bps

Adjusted EBITDA	$3.5	$200.0	$250.0	6,266%

Our outlook for FY25 reflects our prioritization of improving profitability and Free Cash Flow. We remain optimistic about the investments we are making in content and product development, and look forward to sharing new features in upcoming quarters. As we test new fitness and wellness offerings, we expect it will take time to apply learnings and to iterate on these features before they can meaningfully enhance the Member experience. As a result, our outlook does not include a benefit to connected fitness hardware sales in FY25 from our growth initiatives. With our cost structure better aligned to the current size of our business, and a planned path to sustainable positive Free Cash Flow, we believe that we now have a solid foundation in place that we can build upon to drive long-term, profitable growth and shareholder value.

As a global leader in fitness, Peloton enables our Members all over the world to unlock their power, achieve their fitness and wellness goals, and be part of a community who shares their passion. Our fitness experiences are delivered through the world’s leading fitness experts, premium hardware and innovative software, and a variety of ways to work out that include multiple content formats from instructor-led classes to scenic, outdoor audio, gaming-inspired and entertainment.

As we look forward, together with our team of talented employees, we’ll continue to blaze new trails with personalized fitness delivered anywhere consumers want to workout. Our goal is for Peloton to be the most trusted fitness companion - whether at home, outside, or at the gym. We want to be with our millions of Members through every step of their fitness and wellness journey.

-Team Peloton

Webcast
We will host a live call at 8:30 a.m. ET on Thursday, August 22, 2024 to discuss our financial results. To avoid delays, we encourage participants to register at a minimum 15 minutes before the start of the call. A live webcast of the call will be available at https://investor.onepeloton.com/news-and-events/events and a replay will be available on the investor relations page of the Company's website for 30 days.

Safe Harbor Statement
This shareholder letter contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this shareholder letter other than statements of historical fact, including, without limitation, statements regarding our expected financial results for the first quarter of and the full fiscal year 2025; our execution and timing of and the expected benefits from our restructuring initiative and cost-saving measures; details regarding and the timing of the launch of products and services; our partnership growth initiatives; our future operating results and financial position, including our ability to achieve and sustain positive Free Cash Flow; our profitability; our business strategy and plans, including subscriber and market growth and international growth; our objectives for future operations; statements regarding our future performance and our market opportunity. The words “believe,” “may,” “will,” “estimate,” “potential,” “continue,” “anticipate,” “intend,” “expect,” “could,” “would,” “project,” “plan,” “target,” and similar expressions are intended to identify forward-looking statements, though not all forward-looking statements use these words or expressions.

We have based these forward-looking statements on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. These forward-looking statements are subject to a number of risks, uncertainties, and assumptions and other important factors that could cause actual results to differ materially from those stated, including, without limitation: our ability to achieve and maintain future profitability; our ability to attract and maintain Subscribers; our ability to accurately forecast consumer demand of our products and services and adequately maintain our inventory; our ability to execute and achieve the expected benefits of our restructuring initiative and other cost-saving measures; our ability to effectively manage our growth and costs; our ability to anticipate consumer preferences and successfully develop and offer new products and services in a timely manner, or effectively manage the introduction of new or enhanced products and services; demand for our products and services and growth of the connected fitness products market; our ability to maintain the value and reputation of the Peloton brand; disruption or failure of our information technology systems or websites; our reliance on a limited number of suppliers, contract manufacturers, and logistics partners for our Connected Fitness Products; our lack of control over suppliers, contract manufacturers, and logistics partners; our ability to predict our long-term performance and declines in our revenue growth as our business matures; the effects of increased competition in our markets and our ability to compete effectively; any declines in sales of our Connected Fitness Products; our dependence on third-party licenses for use of music in our content; actual or perceived defects in, or safety of, our products, including any impact of product recalls or legal or regulatory claims, proceedings or investigations involving our products; our ability to maintain, protect, and enhance our intellectual property; our ability to stay in compliance with laws and regulations that currently apply or become applicable to our business both in the United States and internationally; and other risk factors identified in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the Securities and Exchange Commission, as such factors may be updated in our filings with the Securities and Exchange Commission, which are available on the Investor Relations page of our website at https://investor.onepeloton.com/investor-relations and on the SEC website at www.sec.gov.

You should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, performance, or achievements. Our forward-looking statements speak only as of the date of this shareholder letter, and we undertake no obligation to update any of these forward-looking statements for any reason after the date of this shareholder letter or to conform these statements to actual results or revised expectations, except as required by law.

FINANCIAL TABLES
CONSOLIDATED BALANCE SHEETS
(in millions, except share and per share amounts)

	June 30,	June 30,
	2024	2023

ASSETS
Current assets:
Cash and cash equivalents	$697.6	$813.9
Accounts receivable, net	103.6	97.2
Inventories, net	329.7	522.6
Prepaid expenses and other current assets	135.1	205.4
Total current assets	1,266.0	1,639.1
Property and equipment, net	353.7	444.8
Intangible assets, net	15.0	25.6
Goodwill	41.2	41.2
Restricted cash	53.2	71.6
Operating lease right-of-use assets, net	435.0	524.1
Other assets	21.0	22.7
Total assets	$2,185.2	$2,769.1
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable and accrued expenses	$432.3	$478.4
Deferred revenue and customer deposits	163.7	187.3
Current portion of long-term debt	10.0	7.5
Operating lease liabilities, current	75.3	83.5
Other current liabilities	3.9	4.6
Total current liabilities	685.2	761.4
Convertible senior notes, net	540.0	988.0
Term loan, net	950.1	690.9
Operating lease liabilities, non-current	503.3	593.8
Other non-current liabilities	25.7	30.1
Total liabilities	2,704.3	3,064.2
Commitments and contingencies
Stockholders’ deficit
Common stock, $0.000025 par value; 2,500,000,000 and 2,500,000,000 Class A shares authorized, 358,120,105 and 338,750,774 shares issued and outstanding as of June 30, 2024 and June 30, 2023, respectively; 2,500,000,000 and 2,500,000,000 Class B shares authorized, 18,141,608 and 18,016,853 shares issued and outstanding as of June 30, 2024 and June 30, 2023, respectively.	—	—
Additional paid-in capital	4,948.6	4,619.8
Accumulated other comprehensive income	15.9	16.8
Accumulated deficit	(5,483.7)	(4,931.8)
Total Stockholders’ deficit	(519.1)	(295.1)
Total liabilities and stockholders’ deficit	$2,185.2	$2,769.1

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(in millions, except share and per share amounts)

	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2024	2023	2024	2023
Revenue:
Connected Fitness Products	$212.1	$220.4	$991.7	$1,130.2
Subscription	431.4	421.7	1,708.7	1,670.1
Total revenue	643.6	642.1	2,700.5	2,800.2
Cost of revenue:
Connected Fitness Products	194.5	303.0	943.0	1,328.8
Subscription	137.0	138.1	551.0	547.9
Total cost of revenue	331.6	441.1	1,494.0	1,876.7
Gross profit	312.0	201.1	1,206.5	923.5
Operating expenses:
Sales and marketing	112.3	137.8	658.9	648.2
General and administrative	186.2	162.8	651.0	798.1
Research and development	69.4	72.2	304.8	318.4
Impairment expense	10.6	32.6	57.3	144.5
Restructuring expense	(2.8)	21.5	66.1	189.4
Supplier settlements	(0.3)	—	(2.6)	22.0
Total operating expenses	375.3	426.8	1,735.5	2,120.6
Loss from operations	(63.3)	(225.8)	(529.0)	(1,197.1)
Other expense, net:
Interest expense	(29.9)	(27.4)	(112.5)	(97.1)
Interest income	8.9	8.7	35.1	26.4
Foreign exchange gain	0.2	3.0	—	7.0
Other income (expense), net	0.2	(0.2)	0.7	2.9
Net gain on debt refinancing	53.6	—	53.6	—
Total other expense, net	33.0	(15.8)	(23.2)	(60.9)
Loss before provision for income taxes	(30.3)	(241.6)	(552.1)	(1,258.0)
Income tax expense (benefit)	0.1	0.2	(0.2)	3.7
Net loss	$(30.5)	$(241.8)	$(551.9)	$(1,261.7)
Net loss attributable to Class A and Class B common stockholders	$(30.5)	$(241.8)	$(551.9)	$(1,261.7)
Net loss per share attributable to common stockholders, basic and diluted	$(0.08)	$(0.68)	$(1.51)	$(3.64)
Weighted-average Class A and Class B common shares outstanding, basic and diluted	373,539,781	355,510,222	365,546,334	346,670,699
Other comprehensive (loss) income:
Change in foreign currency translation adjustment	(1.4)	(3.1)	(0.9)	3.6
Derivative adjustments:
Reclassification for derivative adjustments included in Net loss	—	—	—	1.0
Total other comprehensive (loss) income	(1.4)	(3.1)	(0.9)	4.6
Comprehensive loss	$(31.9)	$(244.9)	$(552.8)	$(1,257.1)

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Fiscal Year Ended June 30,
	2024	2023	2022
Cash Flows from Operating Activities:
Net loss	$(551.9)	$(1,261.7)	$(2,827.7)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	108.8	124.3	142.8
Stock-based compensation expense	311.7	405.0	328.4
Non-cash operating lease expense	66.2	79.8	92.4
Amortization of premium from marketable securities	—	—	3.4
Amortization of debt discount and issuance costs	14.2	13.6	35.3
Goodwill impairment	—	—	181.9
Impairment expense	57.3	144.5	390.5
Loss on sale of subsidiary	3.8	—
Net foreign currency adjustments	—	(7.0)	31.8
Gain on debt extinguishment of convertible notes	(69.8)	—	—
Loss on debt extinguishment of term loan	7.5	—	—
Changes in operating assets and liabilities:
Accounts receivable	(7.0)	(13.8)	(12.8)
Inventories	163.0	537.5	(173.7)
Prepaid expenses and other current assets	42.6	61.2	(32.5)
Other assets	1.7	7.1	(2.1)
Accounts payable and accrued expenses	(95.5)	(347.2)	(168.6)
Deferred revenue and customer deposits	(23.6)	(13.9)	36.8
Operating lease liabilities, net	(90.8)	(89.9)	(55.8)
Other liabilities	(4.4)	(27.3)	10.1
Net cash used in operating activities	(66.1)	(387.6)	(2,020.0)
Cash Flows from Investing Activities:
Proceeds from sale of Peloton Output Park	31.9	—	—
Maturities of marketable securities	—	—	211.0
Sales of marketable securities	—	—	306.7
Capital expenditures and capitalized internal-use software development costs	(19.7)	(82.4)	(337.3)
Business combinations, net of cash acquired	—	—	(11.0)
Asset acquisitions, net of cash acquired	—	—	(16.0)
Proceeds from sales of subsidiary and net assets	14.6	12.4	—
Net cash provided by (used in) investing activities	26.8	(69.9)	153.3
Cash Flows from Financing Activities:
Proceeds from public offering, net of issuance costs	—	—	1,218.8
Principal repayment of Term Loan	(742.5)	(7.5)	—
Payment of principal on convertible notes	(724.9)	—	—
Proceeds from issuance of convertible notes, net of issuance costs	342.3	—	—
Proceeds from issuance of term loan, net of issuance costs	986.9	—	696.4
Proceeds from employee stock purchase plan withholdings	3.1	6.9	17.3
Proceeds from exercise of stock options	41.2	79.8	84.3
Principal repayments of finance leases	(0.5)	(2.3)	(1.7)
Net cash (used in) provided by financing activities	(94.4)	76.8	2,015.1

Effect of exchange rate changes	(1.0)	8.6	(26.5)
Net change in cash, cash equivalents, and restricted cash	(134.6)	(372.2)	121.9
Cash, cash equivalents, and restricted cash — Beginning of period	885.5	1,257.6	1,135.7
Cash, cash equivalents, and restricted cash — End of period	$750.9	$885.5	$1,257.6
Supplemental Disclosures of Cash Flow Information:
Cash paid for interest	$95.6	$79.0	$1.0
Cash paid for income taxes	$—	$14.9	$15.2
Term Loan issuance costs recorded within Net Loss	$8.7	$—	$—
Supplemental Disclosures of Non-Cash Investing and Financing Information:
Accrued and unpaid capital expenditures, including software	$0.1	$2.4	$18.7
Stock-based compensation capitalized for software development costs	$—	$12.1	$10.4

NON-GAAP FINANCIAL MEASURES
In addition to our results determined in accordance with accounting principles generally accepted in the United States, or GAAP, we believe the following non-GAAP financial measures are useful in evaluating our operating performance. These non-GAAP financial measures have limitations as analytical tools in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP. Because of these limitations, Adjusted EBITDA, Subscription Contribution, Subscription Contribution Margin, and Free Cash Flow should be considered along with other operating and financial performance measures presented in accordance with GAAP.

The presentation of these non-GAAP financial measures is not intended to be considered in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures. A reconciliation of the non-GAAP financial measures to such GAAP measures can be found below.

A reconciliation of the Company’s Adjusted EBITDA and Free Cash Flow guidance to the most directly comparable GAAP financial measures cannot be provided without unreasonable efforts and is not provided herein because of the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliations, including net income (loss) and adjustments that are made for other expense (income), net, income tax expense (benefit), depreciation and amortization expense, stock-based compensation expense, restructuring expense, impairment expense, supplier settlements, product recall related matters, litigation and settlement expenses, transaction and integration costs, and other adjustments reflected in our reconciliation of historical Adjusted EBITDA, the amounts of which could be material.

Adjusted EBITDA
We calculate Adjusted EBITDA as net (loss) income adjusted to exclude: other expense (income), net; income tax expense (benefit); depreciation and amortization expense; stock-based compensation expense; goodwill impairment; impairment expense; product recall related matters; certain litigation and settlement expenses; transaction and integration costs; reorganization, severance, exit, disposal and other costs associated with restructuring plans; supplier settlements; and other adjustment items that arise outside the ordinary course of our business.
We use Adjusted EBITDA as a measure of operating performance and the operating leverage in our business. We believe that this non-GAAP financial measure is useful to investors for period-to-period comparisons of our business and in understanding and evaluating our operating results for the following reasons:

•Adjusted EBITDA is widely used by investors and securities analysts to measure a company’s operating performance without regard to items such as stock-based compensation expense, depreciation and amortization expense, other expense (income), net, and provision for income taxes that can vary substantially from company to company depending upon their financing, capital structures, and the method by which assets were acquired;
•Our management uses Adjusted EBITDA in conjunction with financial measures prepared in accordance with GAAP for planning purposes, including the preparation of our annual operating budget, as a measure of our core operating results and the effectiveness of our business strategy, and in evaluating our financial performance; and
•Adjusted EBITDA provides consistency and comparability with our past financial performance, facilitates period-to-period comparisons of our core operating results, and may also facilitate comparisons with other peer companies, many of which use a similar non-GAAP financial measure to supplement their GAAP results.

Our use of Adjusted EBITDA has limitations as an analytical tool, and you should not consider this measure in isolation or as a substitute for analysis of our financial results as reported under GAAP. Some of these limitations are, or may in the future be, as follows:

•Although depreciation and amortization expense are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;
•Adjusted EBITDA excludes stock-based compensation expense, which has recently been, and will continue to be for the foreseeable future, a significant recurring expense for our business and an important part of our compensation strategy;
•Adjusted EBITDA does not reflect: (1) changes in, or cash requirements for, our working capital needs; (2) interest expense, or the cash requirements necessary to service interest or principal payments on our debt, which reduces cash available to us; or (3) tax payments that may represent a reduction in cash available to us;
•Adjusted EBITDA does not reflect gains (losses) associated with refinancing efforts that we have determined are outside of the ordinary course of business and are nonrecurring, infrequent or unusual based on factors such as the nature and strategy of the refinancing, as well as our frequency and past practice of performing refinancing activities.
•Adjusted EBITDA does not reflect certain litigation expenses, consisting of legal settlements and related fees for specific proceedings that we have determined arise outside of the ordinary course of business and are nonrecurring, infrequent or unusual based on the following considerations which we assess regularly: (1) the frequency of similar cases that have been brought to date, or are expected to be brought within two years; (2) the complexity of the case; (3) the nature of the remedy(ies) sought, including the size of any monetary damages sought; (4) offensive versus defensive posture of us; (5) the counterparty involved; and (6) our overall litigation strategy. Following a change in practice beginning during the fiscal year ended December 31, 2022, we no longer adjust Adjusted EBITDA for costs from new patent litigation or consumer arbitration claims, unless we consider the matter to be nonrecurring, infrequent or unusual. We continue to adjust Adjusted EBITDA for historical patent infringement and consumer arbitration claims that were determined, prior to our change in practice, to be nonrecurring, infrequent, or unusual;
•Adjusted EBITDA does not reflect transaction and integration costs related to acquisitions;
•Adjusted EBITDA does not reflect impairment charges for goodwill and fixed assets, and gains (losses) on disposals for fixed assets;
•Adjusted EBITDA does not reflect the impact of purchase accounting adjustments to inventory related to the Precor acquisition;
•Adjusted EBITDA does not reflect costs associated with certain product recall related matters including adjustments to the return reserves, inventory write-downs, logistics costs associated with Member requests, the cost to move the recalled product for those that elect the option, subscription waiver costs of service, and recall-related hardware development and repair costs. We make adjustments for product recall related matters that we have determined arise outside of the ordinary course of business and are nonrecurring, infrequent or unusual based on factors including the nature of the product recall, our experience with similar product recalls at the time of such assessment, the impacts on us of the recall remedy and associated logistics, supply chain, and other externalities, as well as the expected consumer demand for such a remedy, and operational complexities in the design, regulatory approval and deployment of a remedy;
•Adjusted EBITDA does not reflect reorganization, severance, exit, disposal, and other costs associated with restructuring plans;
•Adjusted EBITDA does not reflect nonrecurring supplier settlements that are are outside of the ordinary course of business and are nonrecurring, infrequent or unusual based on factors such as the nature of the settlements, as well as our frequency and past practice of performing refinancing activities; and
•The expenses and other items that we exclude in our calculation of Adjusted EBITDA may differ from the expenses and other items, if any, that other companies may exclude from Adjusted EBITDA when they report their operating results and we may, in the future, exclude other significant, unusual expenses or other items from this financial measure. Because companies in our industry may calculate this measure differently than we do, its usefulness as a comparative measure can be limited.

Because of these limitations, Adjusted EBITDA should be considered along with other operating and financial performance measures presented in accordance with GAAP.

The following table presents a reconciliation of Adjusted EBITDA to Net loss, the most directly comparable financial measure prepared in accordance with GAAP, for each of the periods indicated:

Adjusted EBITDA

	Three Months and Fiscal Year Ended		Three Months Ended
	June 30, 2024		March 31, 2024	June 30, 2023	September 30, 2023
	(dollars in millions)
Net loss	$(30.5)	$(551.9)	$(167.3)	$(241.8)	$(159.3)
Adjusted to exclude the following:
Total other expense, net	20.7	76.8	20.4	15.8	26.2
Net gain on debt refinancing(1)	(53.6)	(53.6)	—	—	—
Income tax expense (benefit)	0.1	(0.2)	0.6	0.2	0.8
Depreciation and amortization expense	25.8	108.8	27.1	31.2	30.8
Stock-based compensation expense	105.4	305.2	66.1	69.8	67.0
Impairment expense	10.6	57.3	19.0	32.6	24.0
Restructuring expense	(2.8)	67.1	37.6	21.5	18.4
Supplier settlements	(0.3)	(2.6)	(0.9)	—	—
Product recall related matters(2)	(5.8)	(14.0)	—	40.0	(1.8)
Litigation and settlement expenses(3)	0.6	10.8	3.1	(4.1)	2.9
Transaction and integration costs	—	—	—	—	—
Adjusted EBITDA	$70.3	$3.5	$5.8	$(34.7)	$9.1
______________________
(1) Represents the net charge resulting from our May 2024 refinancing efforts. The Company has not demonstrated a past practice of refinancing its previously issued and secured debt obligations, and considers these charges incurred in order to perform this refinancing to be nonrecurring, infrequent, unusual, and outside the ordinary of business.
(2) Represents adjustments and charges associated with product recall related matters, as well as accrual adjustments. These include an adjustment to Connected Fitness Products revenue for actual and estimated future returns of $(0.6) million, zero, zero, and $(1.6) million and recorded costs (benefits) in Connected Fitness Products cost of revenue primarily associated with recall related matters of $(5.2) million, zero, $40.0 million, and $(0.1) million, in each case for the three months ended June 30, 2024, March 31, 2024, June 30, 2023, and September 30, 2023, respectively. For the fiscal year ended June 30, 2024, these also include an adjustment to Connected Fitness Products revenue for actual and estimated future returns of $(4.5) million and recorded benefits in Connected Fitness Products cost of revenue primarily associated with recall related matters of $(9.5) million.
(3) Includes litigation-related expenses for certain patent infringement litigation, consumer arbitration, and product recalls that arise outside of the ordinary course of business and are nonrecurring, infrequent, or unusual.
Subscription Contribution and Subscription Contribution Margin
We define “Subscription Contribution” as Subscription revenue less cost of Subscription revenue, adjusted to exclude from cost of Subscription revenue, depreciation and amortization expense, and stock-based compensation expense. Subscription Contribution Margin is calculated by dividing Subscription Contribution by Subscription revenue.
We use Subscription Contribution and Subscription Contribution Margin to measure our ability to scale and leverage the costs of our Connected Fitness Subscriptions. We believe that these non-GAAP financial measures are useful to investors for period-to-period comparisons of our business and in understanding and evaluating our operating results because our management uses Subscription Contribution and Subscription Contribution Margin in conjunction with financial measures prepared in accordance with GAAP for planning purposes, including the preparation of our annual operating budget, as a measure of our core operating results and the effectiveness of our business strategy, and in evaluating our financial performance.

The use of Subscription Contribution and Subscription Contribution Margin as analytical tools has limitations, and you should not consider these in isolation or as substitutes for analysis of our financial results as reported under GAAP. Some of these limitations are as follows:

•Although depreciation and amortization expense are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Subscription Contribution and Subscription Contribution Margin do not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements; and
•Subscription Contribution and Subscription Contribution Margin exclude stock-based compensation expense, which has recently been, and will continue to be for the foreseeable future, a significant recurring expense for our business and an important part of our compensation strategy.

Because of these limitations, Subscription Contribution and Subscription Contribution Margin should be considered along with other operating and financial performance measures presented in accordance with GAAP.

The following table presents a reconciliation of Subscription Contribution to Subscription Gross Profit, the most directly comparable financial measure prepared in accordance with GAAP, for each of the periods indicated:

	Three Months Ended June 30,		Three Months Ended March 31,
	2024	2023	2024
	(dollars in millions)
Subscription Revenue	$431.4	$421.7	$437.8
Less: Cost of Subscription	137.0	138.1	139.8
Subscription Gross Profit	$294.4	$283.6	$298.1
Subscription Gross Margin	68.2%	67.3%	68.1%
Add back:
Depreciation and amortization expense	$8.1	$9.8	$8.5
Stock-based compensation expense	9.7	10.5	9.9
Subscription Contribution	$312.3	$303.9	$316.4
Subscription Contribution Margin	72.4%	72.1%	72.3%

The continued growth of our Connected Fitness Subscription base will allow us to improve our Subscription Contribution Margin. While there are variable costs, including music royalties, associated with our Connected Fitness Subscriptions, a significant portion of our content creation costs are fixed given that we operate with a limited number of production studios and Instructors. We expect the fixed nature of those expenses to scale over time as we grow our Connected Fitness Subscription base.

Free Cash Flow
We define Free Cash Flow as Net cash provided by (used in) operating activities less capital expenditures and capitalized internal-use software development costs. Free cash flow reflects an additional way of viewing our liquidity that, we believe, when viewed with our GAAP results, provides management, investors and other users of our financial information with a more complete understanding of factors and trends affecting our cash flows.

The use of Free Cash Flow as an analytical tool has limitations due to the fact that it does not represent the residual cash flow available for discretionary expenditures. For example, Free Cash Flow does not incorporate payments made for purchases of marketable securities, business combinations and asset acquisitions. Because of these limitations, Free Cash Flow should be considered along with other operating and financial performance measures presented in accordance with GAAP.

The following table presents a reconciliation of Free Cash Flow to Net cash provided by (used in) operating activities, the most directly comparable financial measure prepared in accordance with GAAP, for each of the periods indicated:

	Three Months Ended June 30,		Three Months Ended March 31,
	2024	2023	2024
	(dollars in millions)
Net cash provided by (used in) operating activities	$32.7	$(55.4)	$11.6
Capital expenditures and capitalized internal-use software development costs	(6.7)	(18.6)	(3.0)
Free Cash Flow	$26.0	$(74.0)	$8.6